Consent of Independent Accountants

Plug Power Inc.

Latham, New York

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-189056, 333-150382 and 333-195431) and Form S-8 (Nos. 333-175907, 333-90275, 333-90277 and 333-72734) of Plug Power Inc. of our report dated June 13, 2014, relating to the financial statements of ReliOn, Inc. which appears in this Form 8-K/A.

/s/ BDO USA, LLP

Spokane, Washington

June 16, 2014